Exhibit 99.2

April 2021 To all Pac-Van, Lone Star, and Southern Frac employees, I want to reach out to you personally and express how excited I am about the upcoming opportunity to welcome the Pac-Van, Lone Star and Southern Frac team to United Rentals! Together, our customers will benefit from the industry’s largest equipment rental network, with world-class solutions and service capabilities. Importantly, our companies share similar cultures and values. We both have a strong focus on safety, a customer-first business philosophy, and a passion for our people. We invest in our employees and their development because we believe that our people are the heart of our business and the key to our success. We can learn a lot from each other and are very excited to add storage and modular solutions to the United Rentals value proposition. Once the deal is complete, we’ll be able to move ahead and combine our operations. For now, we’re limited in terms of the information we can legally provide. I’m sure you have many questions –– as a first step, I’ve attached some information about our company and the benefits we offer our employees. I also encourage you to visit our Welcome site at UnitedRentals.com/welcome. You’ll learn about the importance we place on bringing quality people on board through acquisitions, so that we can all succeed together. I welcome hearing from you, and to the extent that we’re able to answer your questions about joining United Rentals after the close of the acquisition, we will. You can submit your questions to GFCquestions@ur.com. I’m confident that, with your help, we can do this with little or no disruption to customers. I look forward to welcoming you to the United Rentals family! Matt Flannery President and Chief Executive Officer Enclosure: Welcome Pac-Van, Lone Star and Southern Frac Employees

Welcome April 2021 Pac-Van Lone Star Southern Frac U.S. Employees This communication does not create a contract or a guarantee of any benefits nor is it intended to address every possible question that may arise as a result of Pac-Van, Lone Star or Southern Frac employees joining United Rentals after the close of the acquisition. Rather, the intent is to briefly address the key questions that are likely to be of concern to you. Please keep in mind that in the event there is any conflict between the information contained herein and any agreement, plan documents and/or policies, the terms of the agreement, plan documents and/or policies shall prevail.

WELCOME EMPLOYEES 1 We are excited… To have Pac-Van, Lone Star and Southern Frac employees join the world’s largest equipment rental company upon the close of the acquisition. Over the past 20 years, we’ve welcomed thousands of employees to the United Rentals team through acquisitions. Check out some of their personal experiences and other Company information at our integration welcome site: UnitedRentals.com/welcome The following materials provide an introduction to United Rentals; addresses Frequently Asked Questions you likely have as you consider the announcement of the upcoming transaction with United Rentals; and provides a summary of benefits available to United Rentals employees in the U.S. For the present time, if you have additional questions or concerns about joining United Rentals after the close of the acquisition, please email: GFCquestions@ur.com

WELCOME PAC-VAN LONE STAR AND SOUTHERN FRAC EMPLOYEES 1 INTRODUCTION | UNITED RENTALS Our History Founded in 1997, United Rentals, Inc. is the largest equipment rental company in the world. We employ more than 18,500 employees and have an integrated network of more than 1,200 rental locations in 10 Canadian provinces, 49 U.S. states and 4 countries in Western Europe. United Rentals is comprised of over 200 acquisitions over the past 20 years. Our diverse customer base includes construction and industrial companies, utilities, municipalities, and homeowners. The company offers a diverse fleet comprised of about 605,000 units across 3,980 classes of equipment with a total original cost of $13.8 billion. United Rentals is a member of the S&P 500 Index®, the Barron’s 400 Index® and the Russell 2000 Index® and is listed on the New York Stock Exchange under the stock quote symbol URI. The Company’s corporate headquarters is located in Stamford, Connecticut. Our Mission Deploy the best people, equipment and solutions to enable our customers to safely build a better and stronger future. Our Values Like Pac-Van, Lone Star and Southern Frac, we are committed to providing a safe and respectful workplace for all of our employees. Within a culture of integrity, honesty, excellence and teamwork, we adhere to the following values: Safety First Always act and require that others act in a manner that puts the safety of our employees, customers and community first and foremost. Visible Leadership To walk the walk; to lead by example and to do so with a sense of humility and responsibility. Absolute Integrity Always do the right thing and honor our commitments; ensure appropriate corporate governance. Passion for People Build a diverse workplace that challenges our employees to grow professionally and embrace teamwork in everything they do. Customer Driven Enthusiastically support the best interests of our customers and develop better ways for them to get their job done. Community Minded Be an outstanding corporate citizen and neighbor at all times in all ways. Continuous Innovation To foster a culture that empowers employees to improve quality and efficiency. Sustainability Engage in practices that lead to positive change by encouraging social accountability and environmental responsibility Our Culture At United Rentals, every project and program we promote upholds our commitment to protecting the environment and building strong communities for future generations. We are committed to offering exceptional service and quality to our customers and want to share our know-how to help the communities we serve. We believe that every employee at United Rentals — from our Chief Executive Officer to branch managers to our drivers — plays an important role in making our Company a better corporate citizen.

WELCOME PAC-VAN, LONE STAR AND SOUTHERN FRAC EMPLOYEES 2 INTRODUCTION | UNITED RENTALS, CONTINUED Commitment to Safety Our commitment to safety defines who we are and what we value most as the leader in a very challenging industry; the personal safety of our employees. Simply stated, we want every employee to go home at the end of the day the same way they came to work. This commitment means providing our employees with the tools, environment, and knowledge they need to work safely every day. We also recognize that our safety performance and reputation figure significantly in our ability to attract and retain the best employees and loyal customers, and in securing our safety leadership role in the industries and communities we serve. Commitment to Diversity As the industry leader in thousands of communities across the United States and Canada, United Rentals has a socially and culturally diverse team of employees. We embrace diversity of race, nationality, gender, age, disability, sexual orientation and gender identity or expression. We’re also proud to sponsor and support leading business and community-based organizations, the National Association for Women in Construction, the Canadian Association for Women in Construction, and Mentoring A Girl in Construction (MAGIC),which are making a level playing field in the workplace. Mutual respect for the dignity and rights of all persons defines our culture and is an essential part of our success. Community Outreach We build stronger communities by being among the first to respond to natural disasters and working diligently to ensure optimal emergency preparedness, as well as through countless construction, improvement and beautification projects across the U.S. and Canada. We support families in need through Home Free and incredible organizations like Fisher House, as well as many other organizations that support veterans. We protect the environment through our policies and we “walk the walk” when it comes to being a responsible steward of the environment. From our systematic efforts to reduce engine idling, to the partnerships we have forged with vendors who recycle or reuse our IT equipment and used oil, we have numerous initiatives to maintain our position as a responsible company. We have metrics in place to monitor our progress on our energy consumption, GHG emissions and materials recycled, helping us to limit our environmental footprint even as our revenue grows. United Compassion Fund United Rentals is proud to support employees in crisis through the United Compassion Fund. This employee and company-funded, first-response 501(c)(3) charity assists United Rentals families who experience uncontrollable catastrophes such as fire, natural disaster, family death, illness, accident or other unexpected tragedies. United Rentals and its employees have contributed over $6.4M to the Fund, and over 1,000 UR families have been helped to date. Military-Friendly Employment We are committed to providing employment opportunities for military veterans and their families. Our Company values, including strong leadership, teamwork, discipline, diversity and work ethic, align with those of veterans and reservists. We support our current and prospective military employees by providing job protection and assisting veterans who are both working while on active duty or transitioning to civilian life. We take great pride in understanding the needs of our employees who serve or have served in the military as well as their spouses. We’re proud that our diligent focus in this area has led to long-standing recognition as a Top Military Friendly Employer by GI Jobs, Military Spouse, Military Times, Recruit Military and U.S. Veterans Magazine. 10%, or just over 1,800 employees in our current workforce are military veterans.

WELCOME PAC-VAN, LONE STAR AND SOUTHERN FRAC EMPLOYEES 3 INTRODUCTION | UNITED RENTALS, CONTINUED Company Recognition RECENT AWARDS AND RECOGNITIONS RECENT UNITED RENTALS AWARDS AND RECOGNITION 2020 National Diversity Excellence Award Association of Builders and Contractors 2020 Best of Best - Top Veteran Friendly Companies List U.S. Veterans Magazine Diversity & Inclusion Excellence Award Associated General Contractors of America 2021 Military Friendly Supplier Diversity Program G.I. Jobs Award of Excellence – Innovations in Diversity & Inclusion Awards 2020 Profiles in Diversity Journal 2021 Military Friendly Spouse Employer G.I. Jobs America’s Most Responsible Companies 2021 Newsweek World’s Best Employers 2020 Forbes 2021 Military Friendly Company & Top 10 Employer – Gold Award G.I. Jobs HireVets Medallion Award Program 2020 Gold Award, Large Employer A Diverse Product Mix to Serve Customer Needs Our company was founded with a focus on general and aerial equipment rentals. As the business evolved, we invested in complementary services, such as jobsite heat and fueling, temporary power and climate control, trench safety, fluid solutions, portable sanitation and managed tools. These lines of business leverage United Rentals’ corporate expertise, shared services, technology, access to capital and customer base, while maintaining the unique personality of their specialty offerings. We encourage innovation and support the unique technical requirements, product knowledge and selling strategies required for each specialty service. The diversity of our product offerings allows us to provide effective solutions to our customers while maximizing cross-sell opportunities. Our goal is to leverage the successful business model of PV/LS/SF and build on that success as part of United Rentals through the addition of portable storage Track Record United Rentals has a strong record of integrating businesses into the Company’s operations. Terrific examples are RSC Equipment Rental in 2012; National Pump and Compressor in 2014; NES and Neff in 2017; BakerCorp and BlueLine in 2018; and Thompson Pump and Newton Supply in 2019. These integrations resulted in positive growth for the Company, seamless service to our customers and career opportunities for employees. Integration Welcome Site We are excited for you to join our team and we know you might have questions about what this transition means for you. To assist you, we created an integration welcome site to give you an idea of what to expect in the upcoming weeks: UnitedRentals.com/welcome Questions? Contact: GFCquestions@ur.com

WELCOME PAC-VAN, LONE STAR AND SOUTHERN FRAC EMPLOYEES 4 FREQUENTLY ASKED QUESTIONS The following Frequently Asked Questions are intended to answer some top of mind questions you likely have as you consider the announcement of the upcoming transaction with United Rentals: What should I tell customers about the acquisition of Pac-Van, Lone Star and Southern Frac (PV/LS/SF) by United Rentals? We are combining two great companies in order to provide unmatched customer service and value. The only changes for customers will be for the better. We will continue the PV/LS/SF legacy of being a top provider in storage and modular solutions and will continue to support you with the very best people, solutions and equipment in the industry. Our dedicated employees combine proven expertise in commercial and industrial solutions across a wide range of applications, with an unwavering focus on customer success. You will also now be able to provide customers an unparalleled range of general rental products in addition to specialized Power, HVAC, Fluid Solutions, Trench Safety, Tool Management, Portable Sanitation Services, Total Control technology solutions and United Academy safety training. Will I have a job with United Rentals going forward? There is a strong strategic alignment between PV/LS/SF and United Rentals and a great deal of talent on the PV/LS/SF team. We feel strongly that the people that come with acquisitions are the most valuable factor. As a result, we expect all PV/LS/SF employees will join United Rentals effective with the transaction close date. Key to the success of this acquisition will be our ability to grow the PV/LS/SF businesses. Retaining branch employees with local community ties and deep industry experience is critical to this mission. Why is this acquisition good for employees? Our combined companies have greater scale and stronger growth prospects that will translate into a wealth of opportunities for career growth and development for our employees. This acquisition brings together the best talent in our industry. We know that our people are our most important asset, and we are committed to providing challenging and personally rewarding careers to our employees. We also support our employees in reaching their full potential through the delivery of training and development opportunities. Can you tell me about working at United Rentals? We’re committed to making United Rentals a great and safe place to work. That means providing employees with opportunities for growth and fostering an environment based on teamwork, mutual respect, job satisfaction, diversity and a shared responsibility to build a better future. We survey our own employees to ensure we are delivering on this promise. In our most recent survey conducted in 2020, our employees provided best-in-class positive responses in the key categories of Safety, Leadership, Work Environment, and Customer Focus. We are proud of these results and are committed to improvement and growth as an industry leader and employer of choice. We share a responsibility and commitment to protect the health, safety and environment of our people, contractors and community. Will I still report to the same person after the close with United Rentals? In most cases, your current supervisor will remain the same immediately after the close. You will receive confirmation of your employment terms once the transaction is finalized. Will my title or job duties change? For most employees there will be minor job title changes simply to be consistent with the existing job title structure at United Rentals. We will provide specific information as we progress through the transaction. Generally speaking, the duties performed by most positions will be similar. As the conversion to United Rentals systems occurs, you will likely experience changes in how you perform certain tasks and procedures. It is our intention to both adopt and share our collective best practices. We will work closely with your managers and will continue to communicate with you regarding any changes that may affect your work.

WELCOME PAC-VAN, LONE STAR AND SOUTHERN FRAC EMPLOYEES 5 FREQUENTLY ASKED QUESTIONS | CONTINUED Does United Rentals have a bonus program for salaried employees? Yes. Generally, all salaried employees are eligible to participate in a bonus or commission plan at the Branch, District, Region or Corporate level that provides additional incentive opportunity based on achieving financial and individual performance goals. Does United Rentals have a bonus program for hourly employees? United Rentals offers a bonus program for Inside Sales Representatives, which is a quarterly bonus for achieving revenue and pricing goals. Other hourly employees enjoy the following benefits: • Reduced rate on medical benefits — discounted an average of 25% over rates paid by salaried employees. • Eligibility to receive an annual productivity bonus where up to 6 days of unused sick days are cashed out at the end of each year. • Eligibility to receive one hour of pay for each day the employee is designated “on call,” up to four hours of pay during any seven-day period, in addition to on-call response pay. What will happen to my tenure? Your PV/LS/SF tenure date will be used for all United Rentals benefits and policies that are based upon years of service. This includes vacation and sick day accruals. In addition, your years of service will be credited for recognition under the United Rentals service milestone award program. If I have a company-provided cell phone and laptop, will I continue to have those at United Rentals? Like PV/LS/SF, United Rentals believes in providing employees with the systems and technology necessary to be productive and provide exceptional customer service. This includes company provided cell phones and laptops for many roles. Does United Rentals offer the same benefits as PV/LS/SF? United Rentals offers a comprehensive benefits program and we think you’ll be pleased. See the “Benefits at a Glance” section for a summary. Additional information will be provided in a separate communication, detailing the benefits offered and the corresponding timeline for conversion of PV/LS/SF employees to the United Rentals benefits plans.

WELCOME PAC-VAN, LONE STAR AND SOUTHERN FRAC EMPLOYEES 6 2021 BENEFITS AT A GLANCE We take seriously our commitment to being a responsible employer. We are proud of our industry-leading benefits package that supports our hard working employees. Paid Time Off United Rentals supports a healthy work/life balance and provides a comprehensive paid time off program. Full-time employees accrue paid time off including vacation ranging from one week to four weeks annually based on tenure; six paid sick days annually; nine paid holidays annually; and one paid wellness day annually. In addition, the Vacation Buy Up program allows employees earning less than four weeks of vacation annually a chance to purchase up to one additional week of vacation per year. Medical United Rentals offers coverage to employees and their families, including verified domestic partners. The company-sponsored medical p lan, administered by Anthem Blue Cross, offers three options: Gold, Silver and Bronze. Each option allows employees to choose any provider or facility, without requiring a primary care physician or a referral. The medical plan pays the highest level of benefits when an employee uses in-network providers and facilities. Employees in select markets may also have the option to enroll in the Kaiser HMO. Live Well, Safe & Healthy The United Rentals Live Well Program provides employees with access to a variety of integrated health and wellness tools, resources and activities. Through the program, employees can reduce medical plan costs as well as obtain support to live well, safe and healthy. Prescription Drugs Employees enrolled in a United Rentals medical plan option administered by Anthem Blue Cross automatically receive prescription drug benefits through CVS/Caremark. The United Rentals prescription drug plan uses a four-tier plan and covers generic and brand prescription medications approved by the U.S. Food and Drug Administration. Flexible Spending Accounts United Rentals gives employees the opportunity to participate in Health Care and/or Dependent Care Flexible Spending Accounts (FSAs), which allow payment for eligible expenses with pre-tax dollars. Dental United Rentals offers comprehensive diagnostic and preventive dental coverage through Cigna Dental. Under the Dental PPO Plan, employees can go to any provider of choice. Depending on home zip code, employees may also have access to the Cigna Dental HMO which pays benefits according to a pre-set schedule and only when an in-network dental HMO provider is used. Vision United Rentals offers vision coverage through Vision Service Plan (VSP), a nationwide network of participating doctors providing vision care and prescription eyewear. When employees see a provider who in the VSP network, they may pay less out of pocket and the Plan provides a higher level of coverage.

WELCOME PAC-VAN, LONE STAR AND SOUTHERN FRAC EMPLOYEES 7 2021 BENEFITS AT A GLANCE | CONTINUED Health Savings Accounts Employees who enroll in the Silver or Bronze medical plans are eligible for a Health Savings Account (HSA) with Optum Bank. This tax-advantaged account puts employees in charge of how health care dollars are spent: employees decide how much to contribute and when to use or save their dollars. Plus, United Rentals contributes funds to employee HSA accounts to help employees jump start their savings each year. 401(k) Investment Plan United Rentals offers employees the opportunity to save for retirement in a tax-advantaged way and receive company matching contributions to supplement their efforts. The United Rentals 401(k) Investment Plan, administered by Principal, offers two ways to save for the future — traditional pre- tax contributions and/or Roth post-tax contributions. The company matches 100% of the first 1% of pay contributed, and 50% of the next 5% of pay contributed (company contributions are capped at $3,000 annually only for highly compensated employees). Life, AD&D, and Disability Insurance United Rentals provides Basic Life and Accidental Death and Dismemberment (AD&D) Insurance for employees at one time annual base salary (up to $125,000 maximum), and Basic Life Insurance for eligible dependents of $1,500. Coverage is provided through Prudential at no cost to employees. Employees have the option of increasing coverage and enrolling dependents by purchasing Voluntary Life and AD&D insurance. United Rentals also offers Short-Term Disability and Long-Term Disability Plans to protect employees and their families in the event employees are unable to work due to illness or injury. Short-Term and Long-Term disability plans are 100% Company paid for hourly employees. The Company also covers the cost of Short-Term Disability for salaried employees and offers optional employee paid Long-Term disability coverage for salaried employees. Business Travel Accident Business Travel Accident (BTA) coverage gives employees’ family financial protection while traveling on authorized company business. Employees are covered for BTA while traveling on company business. Coverage is also provided for spouses or other eligible dependents who are traveling with employees. BTA also provides access to travel assistance services such as emergency medical benefits, counseling and rehabilitation, and other covered services and benefits. Paid Family Leave United Rentals offers two separate paid family leave benefits – Pregnancy Disability Pay and Parental Leave Pay. Pregnancy Disability provides full-time non-union female employees the ability to receive up to two weeks of full base pay to help offset their “elimination” period that is required at the beginning of most short-term disability benefits. Parental Leave provides all full-time non-union employees the ability to receive up to two weeks of full base pay in order to bond with a new child following birth or adoption. Military Leave United Rentals provides safeguards for the job security of employees who serve in the uniformed services. Company policy is in compliance with the Uniformed Services Employment & Reemployment Rights Act of 1994 (USERRA) and other applicable federal, state or local laws. Employees who are absent from work due to service in the uniformed services will be granted military leave. Employees on active military leave will be paid the difference between military pay and their standard base salary (plus commissions for sales personnel) for the length of the military duty. During times of war or national emergency, the company may, at its option, extend this 180-day period.

WELCOME PAC-VAN, LONE STAR AND SOUTHERN FRAC EMPLOYEES 8 2021 BENEFITS AT A GLANCE | CONTINUED Legal Assistance With the MetLife Legal Assistance Plan, employees can receive advice for a wide range of legal matters such as wills, real estate, identity theft, and defense of civil lawsuits. Identity Theft Insurance PrivacyArmor coverage through Allstate, the industry leader in identity protection services, alerts you at the first sign of fraud. Get alerts for credit inquiries, accounts opened in your name, compromised credentials, financial transactions, and more. Enrolling your family extends that protection to anyone in your household. AFLAC AFLAC provides supplemental insurance to help pay expenses often not covered by medical insurance. Vacation Buy Up The Vacation Buy Up program allows full-time, non-union employees earning less than 4 weeks of vacation annually a chance to purchase (during October Open Enrollment only) up to one additional week of vacation to use in the next year. Vacation Donation The Vacation Donation Program allows an employee to donate paid vacation leave to provide support to other UR employees during times of unexpected need, such as a medical crisis. Employee Assistance Program The program, provided by Beacon at no cost to employees, offers confidential assistance when help is needed to cope with work, home, personal, family, or financial issues. Auto, Home and Pet Insurance Program Through MetLife and Liberty Mutual, employees can obtain Auto, Home and Veterinary Pet Insurance coverage at discounted rates. Undergraduate Education Assistance Program This program is open to full-time employees who meet the eligibility requirements and it provides up to $4,000 in educational assistance to help cover tuition, books, fees and necessary supplies. Employee Discount Program Through PerkSpot, employees have access to exclusive discounts at a variety of national and local merchants. Employee Referral Program Employees referring qualified candidates hired by United Rentals are eligible to receive a one-time payment of $1,500 (less applicable taxes). Service Awards United Rentals recognizes loyalty to the Company at 5-year career milestones, starting with the 5th anniversary. Tenure includes service with any acquired company.

WELCOME PAC-VAN, LONE STAR AND SOUTHERN FRAC EMPLOYEES 9 More information about these and other benefits will be provided to you after the close of the acquisition. Questions? Contact: GFCquestions@ur.com 2021 BENEFITS AT A GLANCE | CONTINUED On-Call Pay Certain branch hourly employees may be designated as being in an On-Call status. When designated, On-Call employees are paid one (1) hour of On-Call Pay for each day placed On-Call, not to exceed four (4) hours in any consecutive seven-day period. On-Call Pay is received whether or not any calls come in during the On-Call period. If the On-Call employee receives a call and must report in-person either to the branch or to a customer work site, the employee is paid four (4) hours of pay or the actual time spent working each day, whichever is greater. Company-Provided Vehicles Employees in field outside sales and certain field managerial positions are offered a Company vehicle subject to the Company’s Vehicle Policy. This vehicle may be used for both business and limited personal use. The Company covers all insurance, maintenance and gas on the vehicle. Each pay period, employees with a Company assigned sales or management vehicle are subject to a personal use payroll deduction which applies toward the employee tax obligation for the vehicle personal use benefit. Company-Provided Uniforms Branch shop and service employees, including drivers, are provided with uniforms, which includes laundry service. Branch Sales and Management employees are provided with URI-branded shirts. Safety Boots and Prescription Safety Glasses Allowance United Rentals provides an annual allowance of up to $200 per eligible employee for the purchase of steel toe safety boots. The company also provides an allowance of up to $200 annually for the purchase of prescription safety glasses. All other required PPE is provided by UR at no cost to employees.